John A. Ziegler, Jr.

Senior Vice President & Chief Administrative Officer

(314) 994-2759

jziegler@archrsc.com

October 25, 2023

Dear John:

The purpose of this amended and restated letter agreement is to extend the term of your service as Executive Chairman of the Board of Directors of Arch Resources, Inc. (the “Company”) from December 31, 2023 to the date of the Company’s annual meeting of stockholders in 2024 (the “Separation Date”). While you serve as Executive Chairman of the Company, the following terms and conditions will apply:

●	You are and will remain a full-time employee of the Company and shall have such duties, responsibilities and authorities customarily associated with such position. Your employment with the Company will continue to be “at will,” meaning that either you or the Company will be entitled to terminate your employment at any time, with or without cause, subject to the terms of the Letter Agreement (as defined below).
●	Your compensation as Executive Chairman will consist of the following components:
1.	Base Salary: You will continue receive an annual base salary of $650,000, pro-rated for any partial year of service as Executive Chairman.
2.	Annual Bonus: You will continue to be eligible to participate in the Company’s Annual Incentive Compensation Plan with a target bonus opportunity of 115% of your annual base salary.
3.	LTIP: You will be eligible to receive Long-Term Incentive Plan (LTIP) awards with an annual target award amount of 200% of your annual base salary. You will continue to vest in your outstanding LTIP awards while serving as Executive Chairman, subject to the terms and conditions of the 2016 Plan and the applicable award agreements, including pro-rated retirement vesting under and pursuant to the terms of the applicable LTIP awards should you retire prior to fully vesting in such awards.
4.	Employee Benefits: You will remain eligible to participate in the employee benefit plans and programs offered to other employees of the Company, consistent with the terms thereof and as such plans and programs may be amended from time to time.
●	You will serve as Executive Chairman until immediately following the annual meeting of the Company’s stockholders in 2024, or your earlier removal or resignation. Your retirement from the Company will automatically occur at such time, and, as a result, you will no longer hold any director or officer position with the Company or any of its subsidiaries.

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●	The terms of that certain letter agreement between you and the Company dated April 26, 2012 (the “Letter Agreement”) regarding certain severance payments and benefit to which you may be entitled following a qualifying termination of employment shall continue in full force and effect, including any restrictive covenants contained therein. The terms of your indemnification agreement with the Company shall remain in full force and effect.
●	The Company may withhold from any amounts payable to you hereunder all federal, state, city or other taxes or deductions that the Company reasonably determines are required to be withheld pursuant to any applicable law or regulation.

If this document correctly sets forth our agreement on the subject matter hereof, please sign and return to the Company the enclosed copy of this agreement which will then constitute our agreement on this matter and supersede in its entirety the letter agreements between you and the Company dated April 30, 2020 and October 25, 2021.

Sincerely,

ARCH RESOURCES, INC.

By:  /s/ John A. Ziegler, Jr.

John A. Ziegler, Jr.

Sr. Vice President & Chief Administrative Officer

ACKNOWLEDGED AND ACCEPTED as
of this 25th day of October, 2023.

/s/ John W. Eaves

John W. Eaves

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